                                                                    Exhibit 11.1


                             EDISON SCHOOLS, INC.
               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE
                (dollars in thousands, except per share amounts)


                                               For the year ended June 30, 1999

Net (loss)                                                 $  (49,433)
                                                           ----------

Common stock outstanding at:
  July 1, 1998                                              3,107,356

Convertible preferred stock outstanding at:
  July 1, 1998                                             21,724,145


Add:

Series D Convertible Preferred Stock*                       4,108,288

Series F Convertible Preferred Stock*                       1,978,738

Series G Convertible Preferred Stock*                         400,000

Series F Convertible Preferred Stock
  issued on 7/99*                                           3,393,619
                                                           ----------

Pro forma weighted average number of shares
  outstanding, assuming conversion of
  convertible preferred existing during the
  period and the Series F Convertible Preferred
  issued on July 1999*                                     34,712,146
                                                           ==========

Pro forma net loss per share                               $    (1.42)
                                                           ==========





              COMPUTATIONS OF PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING
                        FROM JULY 1, 1998 TO JUNE 30, 1999

                                                           Common
                                                            Stock            Common
                                    Date                 Equivalents          Stock
No. of Shares Issued               Issued                     %            Equivalents
--------------------               ------                ------------      -----------
                               Common shares
 3,107,356               outstanding @ July 1, 1998          100%            3,107,356

                              Preferred shares
21,724,145               outstanding @ July 1, 1998          100%           21,724,145

 2,135,676               Series D Preferred - 8/27/98*       100%            2,135,676

 1,972,612               Series D Preferred - 12/14/98*      100%            1,972,612

 1,978,738               Series F Preferred - 6/5/99*        100%            1,978,738

   400,000               Series G Preferred - 6/5/99*        100%              400,000

3,393,619                Series F Preferred - 7/99*          100%            3,393,619
----------                                                                  ----------
34,712,146                                                                  34,712,146
==========                                                                  ==========

* Under the "If-converted" method, all issuances of Convertible Preferred Stock are treated as outstanding from the beginning of the period, including Preferred Stock issued subsequent to year-end but prior to the closing of the IPO.